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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Deborah Carty                                       Mark Vincent
NexMed, Inc.                                        Euro RSCG Life NRP
609-208-9688, ext: 159                              (212) 845-4239
dcarty@nexmed.com                                   Mark.Vincent@eurorscg.com


              NEXMED, INC. REPORTS 2003 YEAR-END RESULTS

   - CLINICAL PIPELINE ADVANCEMENTS AND CORPORATE FINANCINGS HIGHLIGHT YEAR -

ROBBINSVILLE, NJ, MARCH 4, 2004--NEXMED, INC. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT(R) transdermal drug delivery technology, today announced fiscal 2003 results.

For the year ended December 31, 2003, the Company recorded revenues of $110,743 compared to $148,028 for the same period in 2002. The revenues were mostly received from research and development agreements. NexMed received an additional $128,708 in up-front payments during 2003, which it expects to recognize in 2004 upon completing the first phase of the development activities.

For fiscal 2003, the net loss applicable to common stock totaled $20,351,410 or $0.60 per share for the year, as compared to $27,641,519, or $1.03 per share for 2002. The decrease in net loss is primarily attributable to a significant reduction in expenditures resulting from the completion of costly clinical studies in December 2002 and a reduction in general spending. As of December 31, 2003, the Company had cash and marketable securities of approximately $10.98 million as compared to $1.57 million at December 31, 2002.

"During 2003 we significantly strengthened our financial position by reducing operational expenditures and raising over $25 million. In addition, investors clearly recognized the progress we made in advancing our clinical programs and drove an increase in our stock price of more than 350% since December 2002. With a late stage clinical pipeline, promising early-stage drug programs, and the well-validated NexACT drug delivery technology, we have a significant number of assets that we believe will enable us to continue increasing our overall capital resources," stated Vivian Liu, Vice President and C.F.O.

"2003 was a year of significant advancement for NexMed. We advanced the development of our lead products for sexual dysfunction and other
NexACT(R)-based products. The NexACT(R) technology continues to be a tremendous company asset

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enabling us to establish licensing and co-development deals with established pharmaceutical companies," said Dr. Joseph Mo, President and C.E.O. of NexMed.

Commenting on expectations for 2004, Dr. Mo stated, "As we look toward fiscal 2004, we recognize the strategic value of establishing partnerships for our late-stage clinical products and continue to pursue multiple opportunities toward that goal. The products we have in development clearly fill unmet medical needs and the tremendous commercial opportunities these products offer have been recognized by a number of potential partners."

PARTNERING AGREEMENTS UPDATE

"We are currently engaged in discussions with several pharmaceutical companies regarding possible strategic partnerships for our late-stage clinical products. Our objective is to establish commercialization partnerships for these products that will maximize product sales, while sharing some of the risk inherent to new product development," stated Kenneth F. Anderson, Vice-President of Commercial Development.

In 2003, we entered into a series of R&D agreements with several Japanese pharmaceutical companies to develop new treatments based on our NexACT(R) technology.

In November 2003, we entered into a contract development agreement with a Japanese pharmaceutical company pursuant to which, we would provide contractor services to develop an innovative treatment for a form of herpes for the US market. We received a signing payment and anticipate receiving additional payments, pending the satisfactory completion of certain milestones.

Additionally, we are working with various pharmaceutical companies to explore the introduction of NexACT(R) into their existing drugs as a way of creating line extensions, developing new patient-friendly products, and extending the patents on established pharmaceutical products.

CLINICAL PROGRAMS UPDATE

"Alprox-TD(R) and Femprox(R) hold tremendous promise for treating serious sexual dysfunctions in both men and women, respectively. We are proud of the progress that we have made in advancing these products and are looking forward to completing the clinical trial process and bringing these important treatments to patients around the world," stated James L. Yeager, Ph.D., Director and Sr. Vice-President of Scientific Affairs.

ALPROX-TD(R): In anticipation of submitting the NDA for Alprox-TD(R), we initiated a pre-submission review meeting with the FDA to discuss what additional information, if


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any, might be necessary for submission. Based upon the outcomes of this meeting, we anticipate moving forward with the NDA submission process.

A 12-month long-term open-label safety study: The FDA has stated that completion of the open-label study is not a prerequisite for our NDA submission, provided that the 12-month safety update on 100 patients is filed within four months after the NDA submission. During this same meeting, we proposed to the FDA a new and improved formulation of Alprox-TD(R) for inclusion in our NDA filing. The improved formulation will increase the shelf life of Alprox-TD(R). The FDA agreed with these product improvements provided we conduct two bridging studies to confirm the efficacy of the new formulation. We intend to conduct these two studies concurrently with the open-label study and complete them prior to the NDA filing.

A tolerance study of Alprox-TD(R) in female subjects: We are about to submit a study plan to the FDA for their review and comment. Assuming that the FDA agrees with the content of this plan, we intend to implement it concurrently with the open label study and complete it prior to the NDA submission.

Additionally, we proposed to the FDA to conduct a study of Alprox-TD(R) in men who have failed oral ED medication. Industry estimates indicate that a large number of patients who have tried oral ED medications have discontinued its use due to failure to get a satisfactory response or for other reasons. This type of study is typically considered a Phase 4 or post-approval study. However, based on the positive response from the FDA to this proposal, we are considering initiation of the study now, so that study results can be incorporated into the NDA submission.

Assuming we begin patient enrollment for the long-term open-label study in March 2004, we anticipate filing the NDA for Alprox-TD during the first half of 2005.

FEMPROX(R): We have completed one Phase 2 study for Femprox(R)and intend to continue with its U.S. clinical development pending the availability of financing. Additionally, we recently announced the initiation of a 400-patient Phase 3 study in China.

NM02101 ANTI-FUNGAL LACQUER: NexMed expects to file an IND (Investigational New Drug application) with FDA for its nail fungal lacquer sometime during the second quarter of 2004, and is currently in the process of discussing possible co-development partnerships for entrance into a multi-billion dollar market.

ANNUAL MEETING
The Company has scheduled its 2003 Annual Shareholder Meeting on May 24, 2004. Additional information will be made available at a later date.


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CONFERENCE CALL
The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The conference call will also be Webcast live at http://www.vcall.com/EventPage.asp?ID=83920. An audio replay of the call will be available for 24 hours, beginning approximately 1 hour after the conference call ends, by dialing 877-660-6853 in the US, or 201-612-7415 from outside of the U.S. The account code for the playback is 1628 and the conference identification number is 96106. The replay will also be available for 15 days on www.vcall.com.

ABOUT NEXMED, INC.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT(R) product under development is the Alprox-TD(R) cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT(R) into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.


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